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+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.  Name and Address of Reporting Person*
    Howe                            John                             F.
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        (Last)                      (First)                        (Middle)


    46107 Landing Parkway
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                                   (Street)

    Fremont, CA 94538
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        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol  VidaMed, Inc. (VIDA)
                                             -----------------------------------
3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)
                --------------
4.  Statement for Month/Year December 2001
                             ---------------------------------------------------
5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------
6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    [_] Director     [X] Officer             [_] 10% Owner    [_] Other
                        (give title below)                       (specify below)

    Vice President Finance & Chief Financial Officer
    ----------------------------------------------------------------
7.  Individual or Joint/Group Filing (Check applicable line)
     X
    ---- Form filed by One Reporting Person
    ____ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct (D)    Bene-
                         Day/    -----------------------------------------------      End of               or Indirect   ficial
                         Year)                                                        Month                (I)           Ownership
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (Instr. 4)    (Instr. 4)
                                                               (D)
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Common Stock           12/10/01    M              12,496        A         $    0.00                          D
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Common Stock           12/10/01    S              12,496        D         $7.790080                          D
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Common Stock           12/13/01    S               7,540        D         $    7.79       21,000             D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


* If the Form is filed by more than one reporting person, see instruction
4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          (Over)
                                                                  SEC 1474(7-97)

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
 Employee Stock Option
     (right to buy)                     $0.00           12/10/00            M                                      12,496
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                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Security:     ficial
                                                                                (Instr.     ficially         Direct(D)     Owner-
                               --------------------------------------------     5)          Owned            or Indirect   ship
                               Date     Expira-              Amount or                      at End           (I)           (Instr.
                               Exer-    tion         Title   Number of                      of               (Instr. 4)    4)
                               cisable  Date                 Shares                         Month
                                                                                            (Instr. 4)
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 Employee Stock Option         7/10/00  1/10/00    Common
   (right to buy)              (I)                  Stock     12,496          $7.790080     0                 D
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Explanation of Responses:
(1) Option granted as merit in lieu of pay increase, these option became fully exercisable on July 10, 2000.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

/s/ John F. Howe                                      12/18/01
--------------------------------------          ---------------------
** Signature of Reporting Person                        Date


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                                                                 SEC 1474 (7-97)